Exhibit 10.2

TAILORED BRANDS, INC.

DEFERRED COMPENSATION PLAN

AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the undersigned employee of the Company (the “Participant”) the following deferred compensation contributions (“Awards”) to the Participant’s Accounts pursuant to the terms and conditions of the Tailored Brands, Inc. Deferred Compensation Plan (the “Plan”) and this Award Agreement (this “Award Agreement”).

1. Name of Participant:	[ • ]

2. Award Dates:	[ • ] , 20[ • ] (the “First Award Date”) [ • ] , 20[ • ] (the “Second Award Date”) [ • ] , 20[ • ] (the “Third Award Date”)

3. Amount of Awards Granted:	$ [ • ] (“First Award”) $ [ • ] (“Second Award”) $ [ • ] (“Third Award”)

4. Vesting:

Except as otherwise provided in this Award Agreement, the First Award and the applicable Earnings or Losses will vest only if and to the extent that the Participant is employed by the Company or an Affiliate on       [ • ]      , 20[ • ] (the “First Vesting Date”)

Except as otherwise provided in this Award Agreement, the Second Award and the applicable Earnings or Losses will vest only if and to the extent that the Participant is employed by the Company or an Affiliate on       [ • ]      , 20[ • ] (the “Second Vesting Date”)

Except as otherwise provided in this Award Agreement, the Third Award and the applicable Earnings or Losses will vest only if and to the extent that the Participant is employed by the Company or an Affiliate on       [ • ]      , 20[ • ] (the “Third Vesting Date”)

5. Death or Disability:	Notwithstanding the provisions of Section 4 of this Award Agreement, if the Participant’s employment with the Company or any Affiliate terminates by reason of the Participant’s death or Total and Permanent Disability before an applicable Vesting Date, then one-hundred percent (100%) of each of the Participant’s then Account balances will vest on the date of the Participant’s death or Total and Permanent Disability. Any Award not yet credited to the Participant’s Account prior to the Participant’s death or Total and Permanent Disability will be forfeited on the date of the Participant’s death or Total and Permanent Disability.

6. Termination Without Cause or for Good Reason:	Notwithstanding the provisions of Section 4 of this Award Agreement, if, before an applicable Vesting Date, the Participant’s employment is terminated (a) by the Company other than as a result of the occurrence of an event of Termination for Cause; or (b) by the Participant after the occurrence of an event of Termination for Good Reason, then one hundred percent (100%) of each of the Participant’s then Account balances will vest on the date of the Participant’s Termination. Any Award not yet credited to the Participant’s Account prior to the Participant’s Termination pursuant to this Section 6 will be forfeited on the date of the Participant’s Termination.

7. Change in Control:	Notwithstanding the provisions of Section 4 of this Award Agreement, in the event that a Change in Control occurs before an applicable Vesting Date, then one-hundred percent (100%) of each of the Participant’s Accounts will vest on the earlier of (a) the applicable Vesting Date; or (b) the date on which the Participant’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause (as defined in the Change in Control Plan) or by the Participant after the occurrence of an event of Termination for Good Reason (as defined in the Change in Control Plan). Any Award not yet credited to the Participant’s Account prior to the Participant’s Termination pursuant to this Section 7 will be forfeited on the date of the Participant’s Termination.

8. Payment:	As soon as administratively possible following the time that each of the First, Second and Third Awards vest pursuant to Section 4 or, if applicable, all or any portion of the Participant’s Account vests under either Section 5, Section 6 or Section 7 of this Award Agreement, the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) will receive a single lump sum cash payment equal to the then vested amount of the Participant’s Account. Any payment made under this Award Agreement is intended to be exempt from Code Section 409A under the exemption for short term deferrals. Accordingly, notwithstanding any provision contained herein, any payment of all or a portion of the Participant’s Account hereunder will be made no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the applicable portion of the Account vests.

9. Effect of Plan:	The Awards are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

10. Acknowledgment:	By receipt of this Award Agreement, the Participant acknowledges and agrees that the Awards are subject to all of the terms and conditions of the Plan and this Award Agreement.

11. Effect on Other Agreements:	The parties acknowledge and agree that, with the exception of an employment agreement, if applicable to the Participant, the provisions of this Award Agreement and, if applicable, the Change in Control Plan, shall supersede any and all other agreements and rights that the Participant has under any agreements or arrangements between the Participant and the Company, whether in writing or otherwise, with respect to the matters set forth herein.

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